UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

CSS Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Plymouth Road, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 729-3959

1845 Walnut Street, Philadelphia, PA 19103
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
(1)    On March 23, 2016, our Board of Directors (“Board”) increased the size of the Board from five directors to six directors and filled the resulting vacancy by electing William Rulon-Miller as a member of the Board.

(2)    There are no arrangements or understandings between Mr. Rulon-Miller and any other persons pursuant to which Mr. Rulon-Miller was selected as a director.

(3)    On March 23, 2016, our Board increased the size of its Audit Committee from three members to four and filled the resulting vacancy by electing William Rulon-Miller as a member of the Audit Committee.

(4)    With respect to Mr. Rulon-Miller and members of his immediate family, there have been no past transactions, and there are no currently proposed transactions, described in Item 404(a) of Regulation S-K.

(5)    Mr. Rulon-Miller will participate in the same compensation arrangements as our other non-employee directors. For his service as a non-employee director, he will receive an annual fee of $57,500. For his service as a member of the Audit Committee, he will receive an additional annual fee of $7,500. In addition, he will receive attendance fees if he attends more than a threshold number of Board and/or Audit Committee meetings in a given fiscal year. The threshold number of meetings is 12 per fiscal year for the Board and seven per fiscal year for the Audit Committee. Attendance fees are equal to $1,500 for attendance at each Board and/or Audit Committee meeting attended in excess of the applicable threshold, except that the fee for attendance at Board and/or Audit Committee meetings held telephonically and of not more than one hour in duration is $750.00.

On March 23, 2016, the Human Resources Committee ("Committee") of our Board set the terms of the bonus program for our fiscal year ending March 31, 2017 (our 2017 fiscal year), including the threshold, target and maximum award levels for each of our named executive officers participating in such bonus program. These determinations were as follows:

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	Bonus program threshold, target and maximum award levels for fiscal 2017
Executive officer name and title	Threshold ($)	Target ($)	Maximum ($)
Christopher J. Munyan President and Chief Executive Officer	102,614	641,658	1,283,316
Vincent A. Paccapaniccia Executive Vice President - Finance and Chief Financial Officer	49,478	309,391	618,782
William G. Kiesling Vice President - Legal and Licensing and General Counsel	47,503	297,042	594,083
Christian A. Sorensen Executive Vice President - Operations	27,682	173,101	346,202
The performance period for the awards in the table above is our 2017 fiscal year. Each bonus program award has two components: (i) an earnings per share ("EPS") component and (ii) a discretionary component. Eighty percent of each executive's target amount is attributable to the EPS component, and the remaining 20% is attributable to the discretionary component.

The EPS component was awarded under and is subject to the terms and conditions of our Management Incentive Program. The sole metric for determining whether, and the extent to which, the EPS component will be paid is our diluted earnings per share for our 2017 fiscal year. No amounts will be paid under the EPS component unless we attain EPS of not less than a minimum “threshold” level set by the Committee. If the minimum level is exceeded, the amount to be paid under the EPS component will depend on the extent to which the attained level of EPS exceeds the threshold level. The Committee also set the “target” and “maximum” EPS levels that must be reached in order for the EPS component to be paid at the target and maximum levels, respectively. For purposes of determining payouts under the EPS component, EPS will be adjusted to account for the occurrence of certain specified events. The amounts payable, if any, under the EPS component will not be determined until after the performance period is completed.

The extent to which the discretionary component is paid, if at all, will be determined by, and in the sole discretion of, the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

Date:	March 29, 2016	By:	/s/ William G. Kiesling
William G. Kiesling
Vice President–Legal and Licensing and General Counsel

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